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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. for the registration of up to $500,000,000 of securities and to the incorporation by reference therein of our reports dated March 19, 2005, with respect to the consolidated financial statements of Comstock Resources, Inc., Comstock Resources, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP

Dallas, Texas 75201

October 4, 2005